Exhibit 21:

Subsidiaries of the Registrant

Hudson Technologies Company d/b/a Hudson Technologies of Tennessee incorporated in the State of Tennessee

Hudson Holdings, Inc. incorporated in the State of Nevada

Hudson Technologies Europe, S.r.l., an Italian company, of which the Registrant owns 40% of the equity